                                                                       EXHIBIT 1

                      AGREEMENT AND PLAN OF REORGANIZATION



                                  BY AND AMONG



                                  SYBASE, INC.



                             NEEL ACQUISITION CORP.



                                       AND



                            NEW ERA OF NETWORKS, INC.



                          DATED AS OF FEBRUARY 20, 2001

                               TABLE OF CONTENTS

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                                                                                               PAGE
ARTICLE I THE OFFER AND THE MERGER...............................................................2

        Section 1.01  The Offer..................................................................2
        Section 1.02  Company Action.............................................................3
        Section 1.03  Directors..................................................................4
        Section 1.04  The Merger.................................................................5
        Section 1.05  Effective Time; Closing....................................................5
        Section 1.06  Effect of the Merger.......................................................5
        Section 1.07  Certificate of Incorporation; Bylaws.......................................6
        Section 1.08  Directors and Officers.....................................................6
        Section 1.09  Effect on Capital Stock....................................................6
        Section 1.10  Surrender of Certificates..................................................8
        Section 1.11  No Further Ownership Rights in Company Common Stock........................9
        Section 1.12  Lost, Stolen or Destroyed Certificates....................................10
        Section 1.13  Tax and Accounting Consequences...........................................10
        Section 1.14  Taking of Necessary Action; Further Action................................10
        Section 1.15  Dissenting Shares.........................................................10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY............................................11

        Section 2.01  Organization and Qualification; Subsidiaries..............................11
        Section 2.02  Certificate of Incorporation and Bylaws...................................12
        Section 2.03  Capitalization............................................................12
        Section 2.04  Authority Relative to this Agreement......................................14
        Section 2.05  No Conflict; Required Filings and Consents................................14
        Section 2.06  Legal Compliance; Permits.................................................15
        Section 2.07  SEC Filings; Financial Statements.........................................15
        Section 2.08  No Undisclosed Liabilities................................................16
        Section 2.09  Absence of Certain Changes or Events......................................16
        Section 2.10  Absence of Litigation.....................................................17
        Section 2.11  Employee Matters and Benefit Plans........................................17
        Section 2.12  Restrictions on Business Activities.......................................22
        Section 2.13  Title to Property.........................................................22
        Section 2.14  Taxes.....................................................................22
        Section 2.15  Intellectual Property.....................................................25
        Section 2.16  Reorganization............................................................28
        Section 2.17  Brokers...................................................................28
        Section 2.18  Agreements, Contracts and Commitments.....................................28
        Section 2.19  Insurance.................................................................30
        Section 2.20  Opinion of Financial Advisor..............................................31
        Section 2.21  Board Approval............................................................31
        Section 2.22  Vote Required.............................................................31
        Section 2.23  Environmental Matters.....................................................31
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                               TABLE OF CONTENTS
                                   (continued)
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
        Section 2.24  Interested Party Transactions.............................................32
        Section 2.25  State Takeover Statutes...................................................32

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................33

        Section 3.01  Organization and Qualification; Subsidiaries..............................33
        Section 3.02  Certificate of Incorporation and Bylaws...................................33
        Section 3.03  Capitalization............................................................34
        Section 3.04  Authority Relative to this Agreement......................................34
        Section 3.05  No Conflict; Required Filings and Consents................................34
        Section 3.06  SEC Filings; Financial Statements.........................................35
        Section 3.07  No Undisclosed Liabilities................................................36
        Section 3.08  Absence of Certain Changes or Events......................................36
        Section 3.09  Absence of Litigation.....................................................36
        Section 3.10  Operations and Assets of Merger Sub.......................................36
        Section 3.11  Taxes.....................................................................37
        Section 3.12  Reorganization............................................................37
        Section 3.13  Brokers...................................................................37

ARTICLE IV INTERIM CONDUCT......................................................................37

        Section 4.01  Conduct of Business by Company............................................37
        Section 4.02  Conduct of Business by Parent.............................................41

ARTICLE V ADDITIONAL AGREEMENTS.................................................................41

        Section 5.01  Stockholder Approval; Preparation of Registration Statement and Proxy
                      Statement/Prospectus......................................................41
        Section 5.02  Regulatory Filings........................................................43
        Section 5.03  No Solicitation...........................................................44
        Section 5.04  Obligations of Merger Sub.................................................46
        Section 5.05  Voting of Shares..........................................................46
        Section 5.06  Registration Statement....................................................46
        Section 5.07  Confidentiality; Access to Information....................................47
        Section 5.08  Public Disclosure.........................................................47
        Section 5.09  Reasonable Efforts; Notification..........................................47
        Section 5.10  Disclosure Documents......................................................49
        Section 5.11  Stock Options; ESPP.......................................................49
        Section 5.12  Form S-8..................................................................50
        Section 5.13  Nasdaq Listing............................................................50
        Section 5.14  Indemnification...........................................................50
        Section 5.15  Company Affiliate Agreements..............................................51
        Section 5.16  Termination of Certain Company Plans......................................51
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                               TABLE OF CONTENTS
                                   (continued)
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        Section 5.17  Tax Matters...............................................................52
        Section 5.18  No Rights Plan Amendment..................................................52
        Section 5.19  Employee Benefits.........................................................52
        Section 5.20  Action by Board of Directors..............................................53

ARTICLE VI CONDITIONS TO THE MERGER.............................................................53

        Section 6.01  Conditions to Obligations of Each Party to Effect the Merger..............53

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...................................................54

        Section 7.01  Termination...............................................................54
        Section 7.02  Notice of Termination; Effect of Termination..............................56
        Section 7.03  Fees and Expenses.........................................................56
        Section 7.04  Amendment.................................................................58
        Section 7.05  Extension; Waiver.........................................................58

ARTICLE VIII GENERAL PROVISIONS.................................................................58

        Section 8.01  Non-Survival of Representations and Warranties............................58
        Section 8.02  Notices...................................................................58
        Section 8.03  Interpretation............................................................60
        Section 8.04  Counterparts..............................................................60
        Section 8.05  Entire Agreement; Third Party Beneficiaries...............................61
        Section 8.06  Severability..............................................................61
        Section 8.07  Other Remedies; Specific Performance......................................61
        Section 8.08  Governing Law.............................................................61
        Section 8.09  Rules of Construction.....................................................61
        Section 8.10  Assignment................................................................61
        Section 8.11  Waiver of Jury Trial......................................................62

ANNEX I        CONDITIONS TO THE OFFER


                                INDEX OF EXHIBITS

Exhibit A      Form of Company Stockholder Agreement

Exhibit B      Form of Company Affiliate Agreement

Exhibit C      Form of Employment and Non-Competition Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION


        This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of February 20, 2001, among Sybase, Inc., a Delaware corporation ("PARENT"), Neel Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and New Era of Networks, Inc., a Delaware corporation ("COMPANY").


                                    RECITALS

        The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable that Merger Sub make an exchange offer (the "OFFER") to exchange shares of common stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK") for all of the issued and outstanding shares of common stock, par value $0.0001 per share ("COMPANY COMMON STOCK"), of Company (the "SHARES") and the merger of Merger Sub with and into Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW").

        A. It is intended that, for United States federal income tax purposes, the Offer and the Merger (together, the "TRANSACTION") shall be treated as an integrated transaction and shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP").

        B. Concurrently with the execution of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement:
(1) the directors, executive officers and certain stockholders of Company are entering into Stockholder Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY STOCKHOLDER AGREEMENTS"), (2) the Company Affiliates (as defined in Section 5.15) are entering into Company Affiliate Agreements in substantially the form attached hereto as Exhibit B (the "COMPANY AFFILIATE AGREEMENTS"), and (3) George Adam, Patrick Fortune, Fredrick Horn and Peter Hoversten are entering into Employment and Non-Competition Agreements in substantially the form attached hereto as Exhibit C.

        C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement,
(i) certain officers of Company have entered into amendments to the Change of Control Severance Agreements to which such officers are party to, among other things, waive certain severance and other rights that may be triggered as a direct or indirect result of the transactions contemplated hereby (each, a "SEVERANCE AGREEMENT AMENDMENT"), and (ii) Company and American Stock Transfer & Trust Company have amended (the "RIGHTS PLAN AMENDMENT") the Preferred Shares Right Agreement, dated August 5, 1998 (the "COMPANY RIGHTS PLAN"), to render the Rights thereunder inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Agreements.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                            THE OFFER AND THE MERGER

        Section 1.01 The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.01 and (ii) none of the events set forth in Annex I hereto that would entitle Parent and Merger Sub to fail to consummate the Offer shall have occurred and be continuing, Merger Sub shall, as promptly as practicable after the date hereof, commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Merger Sub that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. For purposes of this Agreement, the "EXCHANGE RATIO" shall mean 0.3878. The initial expiration date of the Offer shall be the twentieth business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Sub (if any) represents at least a majority of the total number of outstanding Shares, assuming the exercise of all currently exercisable options, rights and convertible securities (if any) and the issuance of all Shares that Company is obligated to issue thereunder (such total number of outstanding Shares being hereinafter referred to as the "FULLY DILUTED SHARES") (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Parent and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of Company, no change may be made which decreases the number of Shares sought in the Offer, changes the form or amount of consideration to be paid, imposes conditions to the Offer in addition to those set forth in Annex I, changes or waives the Minimum Condition or any of the other conditions set forth in Annex I, extends the Offer (except as set forth in the following two sentences), or makes any other change to any of the terms and conditions to the Offer which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Shares promptly after acceptance; provided that (x) Merger Sub shall extend the Offer for successive extension periods not in excess of 10 business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the Securities and Exchange Commission ("SEC"). In addition, Merger Sub may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), of not more than 20 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of

Shares which, together with Shares then owned by Parent and Merger Sub, represents at least 90% of the Fully Diluted Shares. No fraction of a share of Parent Common Stock will be issued in connection with the exchange of Parent Common Stock for Shares upon consummation of the Offer, but in lieu thereof each tendering stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Offer shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the first date Merger Sub accepts Shares for exchange in the Offer, as reported on the Nasdaq National Market ("NASDAQ").

               (b) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "REGISTRATION STATEMENT"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "PRELIMINARY PROSPECTUS"). As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent, Merger Sub and Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to their being filed with the SEC. Parent agrees to provide Company and its counsel with any comments Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Offer Documents as soon as practicable after receipt of such written comments.

        Section 1.02 Company Action. (a) Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held on or prior to the date hereof, has by the unanimous vote of all directors present and voting (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are consistent with and in furtherance of the long-term business strategy of Company and are advisable and are fair to and in the best interest of Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Company Stockholder Agreements and the transactions contemplated thereby, which approval constitutes approval under
Section 203 of Delaware Law such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby and the Company Stockholder Agreement and the transactions contemplated thereby, are not and shall not be subject to any restriction pursuant to Section 203 of Delaware Law, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS"). Company has been advised that all of its directors and executive officers and each stockholder party to the Company Stockholder Agreements currently intend to tender their Shares pursuant to the Offer.

               (b) As soon as practicable on the day that the Offer is commenced, Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall include the opinion of Credit Suisse First Boston Corporation referred to in Section 2.20 and, subject to Section 5.03(b), shall include the Recommendations; provided, however, that prior to the Appointment Time the Board of Directors of Company may withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations in accordance with the terms of Section 5.03(b). Company, Parent and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. Company agrees to provide Parent and its counsel with any comments Company or its counsel receives in writing from the SEC or its staff with respect to the
Schedule 14D-9 as soon as practicable after receipt of such written comments.

               (c) Company will promptly furnish Parent and Merger Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer.

        Section 1.03 Directors. (a) Effective upon the acceptance for payment by Merger Sub of Shares pursuant to the Offer (the "APPOINTMENT TIME"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on Company's Board of Directors that equals the product of (i) the total number of directors on Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of Shares owned by Parent or Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and Company shall take all action reasonably necessary to cause Parent's designees to be elected or appointed to Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time, Company's Board of Directors shall always have at least two members who were directors of Company prior to consummation of the Offer (each, a "CONTINUING DIRECTOR"). If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to Company's Board of Directors prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or (d) approve any other action by Company which is reasonably likely to adversely affect the interests of the stockholders of Company (other than Parent, Merger Sub and their affiliates (other than Company and its subsidiaries)), with respect to the transactions contemplated by this Agreement.

               (b) Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Company shall promptly take all actions required pursuant to Section 1.03 and Rule 14f-l in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under
Section 14(f) and Rule 14f-l. Parent will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

        Section 1.04 The Merger. At the Effective Time (as defined in Section 1.05) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

        Section 1.05 Effective Time; Closing. Subject to the provisions of this Agreement, Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Street Tower, Suite 3300, San Francisco, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

        Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving

Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.07  Certificate of Incorporation; Bylaws.

               (a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 5.14 hereof, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be the same in substance as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of Company shall remain "New Era of Networks, Inc."), and such Certificate of Incorporation of Company, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

               (b) Bylaws. At the Effective Time, subject to the provisions of
Section 5.14 hereof, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be adopted as the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        Section 1.08 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time until their successors shall have been duly elected and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time until their successors shall have been duly elected and qualified.

        Section 1.09 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

               (a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any share of Company Common Stock to be canceled and extinguished pursuant to Section 1.09(b)) will be automatically converted (subject to Sections 1.09(e) and (f)) into the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio (together with the cash in lieu of Fractional Shares of Parent Common Stock as specified below, the "MERGER CONSIDERATION") upon surrender of the certificate representing such share of Company Common Stock in the manner set forth in Section 1.10 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 1.12 hereof). Except to the extent otherwise provided for in any plan or agreement listed on Section
2.03 or 2.18 of the Company Schedule applicable to such shares, any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common

Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

               (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Parent, Company or any direct or indirect wholly-owned subsidiary of Parent or Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Stock Options; Employee Stock Purchase Plans. (i) At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1995 Stock Option Plan, 1997 Director Option Plan, 1998 Nonstatutory Stock Option Plan, Century Analysis, Inc. 1996 Equity Incentive Plan, Convoy Corporation 1997 Stock Option Plan and Microscript 1997 Stock Option Plan (the "COMPANY OPTION PLANS"), and the Company Option Plans themselves, shall be assumed by Parent in accordance with Section 5.11(a) hereof.

                          (ii) At the Effective Time, all purchase rights then
outstanding under Company's 1997 Employee Stock Purchase Plan (the "ESPP"), and the ESPP itself, shall be treated as set forth in Section 5.11(b) hereof.

               (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e) Adjustments to Exchange Ratio. The Exchange Ratio, the Merger Consideration and any other amounts payable pursuant to the Offer or the Merger shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

               (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.10(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the
product obtained by multiplying such fraction by the closing price of one (1) share of Parent Common Stock on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

        Section 1.10  Surrender of Certificates.

               (a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this
Article I, an "EXCHANGE FUND" consisting of the shares of Parent Common Stock issuable pursuant to Section 1.09(a) in exchange for outstanding shares of Company Common Stock, and cash in an amount estimated to be sufficient for payment in lieu of fractional shares pursuant to Section 1.09(f) and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.10(d).

               (c) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.09(a), cash in lieu of any fractional shares pursuant to Section 1.09(f) and any dividends or other distributions pursuant to Section 1.10(d). Upon surrender of Certificates for cancellation to the Exchange Agent, or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted pursuant to Section 1.09(a), payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.09(f) and any dividends or other distributions payable pursuant to Section 1.10(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted pursuant to Section 1.09(a) (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Certificate of Incorporation or Bylaws of Parent or under Delaware Law) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.09(f) and any dividends or other distributions payable pursuant to Section 1.10(d).

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered

Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.09(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

               (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.10 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.09(f) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.10(d), in each case, without any interest thereon.

        Section 1.11 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.09(f) and 1.10(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company

Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        Section 1.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.09(a), cash for fractional shares, if any, as may be required pursuant to
Section 1.09(f) and any dividends or distributions payable pursuant to Section 1.10(d); provided, however, that Parent or the Exchange Agent, may, in its or their discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and the payment of cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        Section 1.13  Tax and Accounting Consequences.

               (a) Tax. It is intended by the parties hereto that the Transaction shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

               (b) Accounting. It is intended by the parties hereto that the Merger shall qualify as a purchase for accounting purposes.

        Section 1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Merger Sub, Company, the Surviving Corporation and otherwise) to take all such necessary action.

        Section 1.15 Dissenting Shares. Notwithstanding Section 1.09, if the Merger is effectuated pursuant to Section 253 of Delaware Law, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Company shall give Parent prompt notice of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by Company out of its own funds and will not be reimbursed by Parent or any affiliate of Parent.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Company contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

        Section 2.01 Organization and Qualification; Subsidiaries. (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

               (b) Section 2.01(b) of the Company Schedule sets forth (i) each subsidiary of Company, (ii) the ownership interest therein of Company and (iii) if not wholly-owned by Company, the identity and ownership interest of each other owner of an equity interest in such subsidiary. Neither Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written or oral agreement, contract, understanding, negotiable instrument, note, bond, indenture, lease, license, commitment or undertaking of any nature, in effect as of the date hereof or as may hereafter be in effect (a "CONTRACT"), under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity other than the entities identified in Section 2.01(b) of the Company Schedule.

        Section 2.02 Certificate of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended and in effect as of the date of this Agreement (together, the "COMPANY CHARTER DOCUMENTS") and the equivalent organizational documents of each of its subsidiaries. Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents except where the violation of any such equivalent organizational documents of a subsidiary of Company would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        Section 2.03 Capitalization. (a) The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock, $0.0001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share ("COMPANY PREFERRED STOCK"). As of the close of business on February 15, 2001,
(i) 36,856,537 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, right of first refusal, or any similar rights; (ii) no shares of Company Preferred Stock were issued or outstanding;
(iii) 147,562 shares of Company Common Stock were held in treasury by Company or any of its subsidiaries; (iv) zero shares of Company Common Stock were held by subsidiaries of Company; (v) 424,206 shares of Company Common Stock were reserved for future issuance pursuant to the ESPP; (vi) 3,560,899 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under Company's 1995 Stock Option Plan;
(vii) 208,332 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under Company's 1997 Director Option Plan; (viii) 4,245,752 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under Company's 1998 Nonstatutory Stock Option Plan; (ix) 34,808 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Company Common Stock under the Century Analysis, Inc. 1996 Equity Incentive Plan; (x) 13,240 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Company Common Stock under the Convoy Corporation 1997 Stock Option Plan; and (xi) 2,801 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Company Common Stock under the Microscript, Inc. 1997 Stock Option Plan. Between the close of business on February 15, 2001 and the date hereof, no shares of Company Common Stock have been issued other than upon exercise of vested Company Stock Options (as defined in Section 5.11) listed on Section 2.03(b) of the Company Schedule.

               (b) Section 2.03(b) of the Company Schedule sets forth the following information with respect to each outstanding Company Stock Option as of the date hereof: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the extent to which each such option is vested and unvested as of such date; (viii) the date on which such Company Stock Option expires; and (ix) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration.

               (c) Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are outstanding as of the date hereof and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

               (d) Except as set forth in Section 2.03(d) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Offer or the Merger or any other transactions contemplated by this Agreement, or as a result of the termination of employment of any holder of any such option. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) in effect as of the time of grant and issuance and (ii) all requirements set forth in applicable Contracts by which Company is bound and which were in effect as of the time of grant and issuance. "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, judgment, order, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency, commission, governmental or regulatory authority, domestic, foreign or supranational (a "GOVERNMENTAL ENTITY").

               (e) Except as set forth in Section 2.01(b) of the Company Schedule, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, options, rights of first refusal, preemptive rights, community property interests or similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) ("ENCUMBRANCES") directly or indirectly through one or more subsidiaries.

               (f) Except as set forth in Section 2.03(a) hereof or in Section 2.03(f) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive, purchase or conversion rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

               (g) Except as contemplated by this Agreement or as set forth in
Section 2.03(g) of the Company Schedule, there are no registration rights and there is, except for the Company Stockholder Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement currently in effect to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

        Section 2.04 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval and adoption of this Agreement by the stockholders of Company in accordance with Delaware Law and the Company Charter Documents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company Charter Documents). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights and the exercise by courts of equitable powers.

        Section 2.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the vote of Company's stockholders in favor of the approval and adoption of this Agreement and to compliance with the requirements set forth in Section 2.05(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party against or to Company under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material mortgage, Contract, permit, franchise or other obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected (a "COMPANY OBLIGATION"), except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

               (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, require Company to obtain or make, at or prior to the Effective Time, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or third party, except (i) pursuant to applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or (B) would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

        Section 2.06 Legal Compliance; Permits. (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, any Legal Requirement or Company Obligation, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No charge, complaint, claim, demand, notice, inquiry, investigation, action, suit, proceeding, hearing or review by any Governmental Entity is pending or, to the knowledge of Company, being threatened against Company or its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries.

               (b) Company and its subsidiaries hold all franchises, grants, authorizations, permits, licenses, variances, exemptions, easements, consents, certifications, orders and approvals from Governmental Entities which are material to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

        Section 2.07 SEC Filings; Financial Statements. (a) Company has made available to Parent (through reference to documents filed with the SEC by EDGAR or otherwise) a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the SEC since December 31, 1997 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents (other than preliminary material) required to be filed by Company with the SEC since December 31, 1997. The Company SEC Reports (A) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company does not have any subsidiaries that are required to file any reports or other documents with the SEC.

               (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, and the audited financial statements (including any related notes thereto) as of and for the year ended December 31, 2000 attached to Section 2.07 of the Company Schedule was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-Q of the Exchange Act) and each fairly presents, in all material respects, the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

               (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

        Section 2.08 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities disclosed or provided for in Company's audited financial statements and related notes thereto as of and for the year ended December 31, 2000, (ii) liabilities incurred since December 31, 2000 and on or prior to the date hereof in the ordinary course of business which have not resulted, in the aggregate, in any material increase in Company's liabilities from those disclosed or provided for in Company's audited balance sheet as of December 31, 2000, or (iii) liabilities incurred after the date hereof in the ordinary course of business as permitted by this Agreement.

        Section 2.09 Absence of Certain Changes or Events. Except as set forth on Section 2.09 of the Company Schedule, since December 31, 2000, there has not been any: (i) Material Adverse Effect on Company, (ii) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock,
(iv) granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits, except for increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which would be contingent or the terms of which would be materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the material acquisition or disposition of any Intellectual Property (as defined in Section 2.15) other than licenses disclosed in Section 2.15(i) of the Company Schedule, (vi) amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vii) material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (viii) material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (ix) sale of assets of Company other than in the ordinary course of business.

        Section 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Schedule, there are no material claims, actions, suits or proceedings (or, to the knowledge of Company, any basis therefor) pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries, or any properties or rights of Company or any of its subsidiaries, or any officer or director of Company or any of its subsidiaries, or any other person for which Company or any of its subsidiaries may be liable, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. No director or officer of Company has asserted a claim to seek indemnification from Company under the Company Charter Documents or any indemnification agreement between Company and such party. Company has provided to Parent true, correct and complete copies of all complaints, pleadings, motions and written correspondence regarding settlement proposals of any shareholder litigation referred to in Section 2.10 of the Company Schedule.

        Section 2.11  Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                          (i) "Affiliate" shall mean any other person or entity
under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                          (ii) "Company Employee Plan" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee or with respect to which Company or any Affiliate has or may have any liability or obligation;

                          (iii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                          (iv) "DOL" shall mean the Department of Labor;

                          (v) "Employee" shall mean any current or former
employee, consultant or director of Company or a subsidiary of Company;

                          (vi) "Employee Agreement" shall mean each management,
employment, severance, consulting, relocation, repatriation, expatriation or other agreement, contract or understanding in effect between Company or any Affiliate and any Employee;

                          (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                          (viii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                          (ix) "International Employee Plan" shall mean each
Company Employee Plan that has been adopted or maintained by Company or any Affiliate, whether informally or formally, or with respect to which Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                          (x) "IRS" shall mean the Internal Revenue Service;

                          (xi) "Multiemployer Plan" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                          (xii) "PBGC" shall mean the Pension Benefit Guaranty
Corporation; and

                          (xiii) "Pension Plan" shall mean each Company Employee
Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Section 2.11(b) of the Company Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employee Agreement. Company does not have any plan or commitment to establish any new Company

Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

               (c) Documents. Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination or opinion letters, any notification or advisory letters, and all correspondence to or from the IRS or the DOL with respect to any pending application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan (other than correspondence of the types described in (vi) above); (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all insurance policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the most recent plan year discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, was adopted using a prototype plan for which such a letter has been issued or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan the effect of which would be material to Company; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Company has no ERISA Affiliates.

               (e) Pension Plan. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer and Multiple Employer Plans. At no time has Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

               (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

               (h) Health Care Compliance. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such Act, or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction.

                          (i) Except as set forth on Section 2.11(i) of the
Company Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                          (ii) Except as set forth on Section 2.11(i) of the
Company Schedule, no payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

               (j) Employment Matters. Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment eligibility, employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions (except for routine claims for benefits) against Company under any worker's compensation policy or long-term disability policy.

               (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

               (l) International Employee Plan. Section 2.11(l) of the Company Disclosure Schedule lists the International Employee Plans of Company and its subsidiaries. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Company or its Affiliates (other than ordinary administration expenses or routing claims for benefits).

               (m) 401(k) Shares. No employer securities contained in any of Company's tax-qualified plans that contain Code Section 401(k) cash or deferral arrangements are attributable to salary deferrals by participants.

        Section 2.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any current business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

        Section 2.13 Title to Property. Neither Company nor any of its subsidiaries owns, nor has Company or any of its subsidiaries previously owned, any real property. Company and each of its subsidiaries have good and marketable title to, or valid leasehold interests in, all of their material properties and assets, free and clear of all Encumbrances except liens for taxes or other governmental charges or levies not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. All leases or subleases pursuant to which Company or any of its subsidiaries lease from others (i) real property or (ii) personal property which require annual payments in excess of $100,000 with respect to each personal property lease or sublease or related leases and subleases, are set forth in Section 2.13 of the Company Schedule (the "Company Leases"). Company has delivered to Parent full and complete copies of all Company Leases as amended to date. Each of the Company Leases is in full force and effect in accordance with their respective terms, except where the failure to so be in full force and effect would not reasonably be expected to materially interfere with the ability of Company to use the property subject to such lease for the purpose for which it is intended, and there is not, under any of such leases, any existing default or event of default (or any event which with notice or lapse of time, or both, would constitute a default or event of default) of Company or any of its subsidiaries or, to Company's knowledge, any other party, except for such defaults or events of default that would not reasonably be expected to materially interfere with the ability of Company to use the property subject to such lease for the purpose for which it is intended. All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects. There are no existing Contracts with any person to acquire any assets or property of Company (or any interest therein) except for this Agreement.

        Section 2.14  Taxes.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers (i) to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity, and (iii) any liability for amounts described in clause (i) of this section as a result of being a member of an affiliated, consolidated, combined or unitary group.

               (b) Tax Returns and Audits.

                          (i) Company and each of its subsidiaries have timely
filed all federal, state, local and foreign returns, estimates, forms, information statements and reports ("Returns") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to Company. Company and each of its subsidiaries have paid all Taxes required to be paid whether or not shown to be due on such Returns, except such Taxes which are not, individually or in the aggregate, material to Company.

                          (ii) Company and each of its subsidiaries as of the
Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to Company.

                          (iii) Neither Company nor any of its subsidiaries has
been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, assessed, or to the knowledge of Company, proposed against Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

                          (iv) No audit or other examination of any Return of
Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

                          (v) No adjustment relating to any Returns filed or
required to be filed by Company or any of its subsidiaries has been proposed in writing by any Tax authority to Company or any of its subsidiaries or any representative thereof.

                          (vi) Neither Company nor any of its subsidiaries has
any liability for any material unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on Company's balance sheet dated December 31, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since January 1, 2001 in connection with the operation of the business of Company and its subsidiaries in the ordinary course. There are no liens with respect to Taxes on any of the assets of Company or any of its subsidiaries, other than liens which are not individually or in the aggregate material, or customary liens for current Taxes not yet due and payable

                          (vii) There is no contract, agreement, plan or
arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, should give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code (other than the temporary disallowance of a deduction under Section 404(a)(5) of the Code). There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to
Section 4999 of the Code.

                          (viii) Neither Company nor any of its subsidiaries has
filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its subsidiaries.

                          (ix) Neither Company nor any of its subsidiaries (A)
has ever been a number of a consolidated group other than a consolidated group of which Company is the parent corporation or (B) is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement (other than such agreements existing as of the date hereof between current members of Company's affiliated group).

                          (x) To the knowledge of Company, none of Company's or
its subsidiaries' assets are tax-exempt use property within the meaning of
Section 168(h) of the Code.

                          (xi) Neither Company nor any of its subsidiaries has
constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                          (xii) Company and each of its subsidiaries are in full
compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

                          (xiii) To the extent Company has a net operating loss,
such net operating loss is not subject to any limitation under Sections 382 or 384 of the Code.

                          (xiv) Company has not with respect to any open taxable
period applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state or foreign law.

                          (xv) Company is not a partner in any entity classified
as a partnership for federal income tax purposes.

        Section 2.15 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

               "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vi) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (vii) industrial designs and any registrations and applications therefor; (viii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (ix) all databases and data collections and all rights therein; (x) all moral and economic rights of authors and inventors, however denominated; and (xi) any similar or equivalent rights to any of the foregoing (as applicable).

               "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and its subsidiaries.

               "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, registration or other similar filing issued, filed with, or recorded by any, state, government or other legal authority (including any quasi-government authority with jurisdiction over registration and maintenance of domain names) relating to the prosecution, registration, perfection or maintenance of such Intellectual Property.

               "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its subsidiaries.

               (a) Section 2.15(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property which specifies the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

               (b) Section 2.15(b) of the Company Schedule is a complete and accurate list (by name and version number) of all material products or service offerings of Company or any of its subsidiaries ("COMPANY PRODUCTS") that have been sold, distributed or otherwise provided commercially (whether for end-use or evaluation or demonstration purposes) in the five (5) year period preceding the date hereof or which Company or any of its subsidiaries currently intends to sell, distribute or otherwise provide in the future including any products or service offerings under development.

               (c) No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, settlement agreement, or stipulation restricting in any manner by its terms the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

               (d) Each material item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting or maintaining such Company Registered Intellectual Property.

               (e) Section 2.15(e) of the Company Schedule is a complete and accurate list of all material actions that are required to be taken by Company within ninety (90) days of the date hereof with respect to the prosecution, perfection or maintenance of any Company Registered Intellectual Property.

               (f) To the knowledge of Company or its subsidiaries, Company owns and has good and exclusive title to each item of Company Intellectual Property owned by it, free and clear of any Encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, (i) Company is the exclusive owner of or has a license to use all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or any of its subsidiaries, (ii) Company owns exclusively or has a license to use, and has good title to, all copyrighted works that are included or incorporated into Company Products or which Company or any of its subsidiaries otherwise purports to own, and (iii) to the extent that, to the knowledge of the Company or its subsidiaries any patents would be infringed by any Company Products, Company is the exclusive owner of such patents.

               (g) Except as set forth in Section 2.15(g) of the Company Schedule, to the extent that any material technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries, or is incorporated into any of Company Products, Company and its subsidiaries have a written agreement with such third party with respect thereto and Company and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, non-terminable licenses

(sufficient for the conduct of their business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (h) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property, to any third party, or knowingly permitted Company's rights in any material item of Company Intellectual Property to lapse or enter the public domain.

               (i) Section 2.15(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (x) with respect to Company Intellectual Property licensed or transferred to any third party (other than non-exclusive end-user licenses in the ordinary course); (y) pursuant to which a third party has licensed or transferred any material item of Intellectual Property to Company or any of its subsidiaries; or (z) by which Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability to provide a right of rescission with respect to the infringement or misappropriation by Company or such other person of Intellectual Property Rights of anyone other than Company (other than end-user licenses granted in the ordinary course of business.)

               (j) All contracts, licenses and agreements listed in Section 2.15(i) of the Company Schedule are in full force and effect. Except as set forth in Section 2.15(j) of the Company Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension ("TERMINATION") of such contracts, licenses and agreements by their terms. Each of Company and its subsidiaries is in compliance in all material respects with any such contracts, licenses and agreements. To the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements by their terms to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. There is no provision in any of Company's contracts or agreements which, as a result of this Agreement and the transactions contemplated by this Agreement, requires Parent or Merger Sub to
(i) grant to any third party any right to or with respect to any material Intellectual Property owned by, or licensed to, either of them, (ii) be bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) be obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

               (k) To Company's knowledge, the operation of the business of Company and its subsidiaries as such business currently is conducted, including
(i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the Company

Products and its subsidiaries and (ii) Company's and its subsidiaries use of any material product device or process has not does not and will not infringe or misappropriate the Intellectual Property of any third party, and does not constitute unfair competition or trade practices under the laws of any jurisdiction.

               (l) The Company Intellectual Property, together with any Intellectual Property licensed to Company or any of its subsidiaries pursuant to an agreement listed on Section 2.15(i)(y) of the Company Schedule, constitutes all the material Intellectual Property used in and/or necessary to the conduct of the business of Company and its subsidiaries as it currently is conducted, and as it is currently planned to be conducted by Company and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Company Products).

               (m) Except as set forth on Section 2.15(m) of the Company Schedule, neither Company nor any of its subsidiaries has received written notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (n) To the knowledge of Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

               (o) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries under an obligation of confidentiality. Each of Company and its subsidiaries has a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent. All current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement.

        Section 2.16 Reorganization. Neither Company nor any of its affiliates has taken, failed to take or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code.

        Section 2.17 Brokers. Other than fees owed to Company's financial advisors, Credit Suisse First Boston Corporation, as set forth in Section 2.17 of the Company Schedule, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        Section 2.18 Agreements, Contracts and Commitments. As of the date of this Agreement, except as set forth in Section 2.18 of the Company Schedule, neither Company nor any of its subsidiaries is a party to or is bound by:

               (a) any employment or consulting agreement, contract or commitment with any officer or employee of Company or any of its subsidiaries or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without material liability or financial obligation to Company;

               (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (c) any agreement of indemnification or any guaranty pursuant to which Company may have liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000, other than any agreement of indemnification entered into in connection with the sale of products or license of technology in the ordinary course of business;

               (d) any agreement, contract or commitment containing any covenant limiting the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

               (e) any agreement, contract or commitment relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

               (f) any dealer, distributor, joint marketing or development agreement under which Company or any of its subsidiaries have continuing obligations to jointly market any product, technology or service and which may not be canceled without material penalty upon notice of ninety (90) days or less, or any agreement pursuant to which Company or any of its subsidiaries have continuing obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without material penalty upon notice of ninety (90) days or less;

               (g) any agreement, contract or commitment to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

               (h) any agreement, contract or commitment to license any third party to manufacture or reproduce any Company Product or any agreement, contract or commitment to sell or distribute any Company Products except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

               (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by Company or any of its subsidiaries or extension of credit (other than customer accounts receivable owing to Company or any of its subsidiaries created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms);

               (j) any material settlement agreement under which Company or any of its subsidiaries has ongoing obligations;

               (k) any agreement, contract or commitment under which Company is committed to provide products or services at a later date at a fixed price;

               (l) any other agreement, contract or commitment not otherwise disclosed in Section 2.18 of the Company Schedule that calls for the payment by Company or any of its subsidiaries of $100,000 or more in any calendar year;

               (m) any agreement not otherwise disclosed in Section 2.18 of the Company Schedule under which the consequences of a default could reasonably be expected to have a Material Adverse Effect on Company and its subsidiaries, taken as a whole; or

               (n) any other agreement, contract or commitment that is of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act.

        Company has delivered or made available to Parent a correct and complete copy of each Company Contract (as defined below) as amended through the date of this Agreement. Each Company Contract, with respect to Company and any relevant subsidiary and, to Company's knowledge, all other parties thereto, is legal, valid, binding, enforceable and in full force and effect in all respects, except to the extent that any such invalidity would not reasonably be expected to be material to Company. Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract, is in breach, violation or default under a Company Contract. Neither Company nor any of its subsidiaries has received written notice within the last twelve months that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule pursuant to this Section 2.18 (any such agreement, contract or commitment, a ("COMPANY CONTRACT")) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        Section 2.19 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which it believes are of the types maintained by entities of similar size and engaged in similar business activities as Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Company is not aware of, and has not received notice under any Insurance Policies of, (i) an insurer's intention or threat to cancel or terminate any of the Insurance Policies, (ii) an insurer's intention or threat to materially increase the premiums due under any of the Insurance Policies.

        Section 2.20 Opinion of Financial Advisor. Company has been advised by its financial advisor, Credit Suisse First Boston Corporation, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to Company's stockholders from a financial point of view, and Company shall provide to Parent a copy of the written confirmation of such opinion as soon as available, but in no event more than three (3) business days after the date hereof.

        Section 2.21 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, by the unanimous vote of all directors present and voting at a meeting duly called or held (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are consistent with and in furtherance of the long-term business strategy of Company and are advisable and are fair to and in the best interest of Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Company Stockholder Agreements and the transactions contemplated thereby, and
(iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by Company's stockholders.

        Section 2.22 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock which shares are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve and adopt this Agreement.

        Section 2.23  Environmental Matters.

               (a) Hazardous Material. Except as would not result in material liability to Company or any of its subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as would not result in a material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted, except where the absence of such Company Environmental Permits would not cause a Material Adverse Effect.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any material environmental litigation or impose upon Company any material environmental liability.

        Section 2.24 Interested Party Transactions. Except as set forth in
Section 2.24 of the Company Schedule, no officer or director of Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Company or any of its subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Company or any of its subsidiaries, any goods or services, or
(ii) a beneficial interest in any Contract to which Company or any of its subsidiaries is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this
Section 2.24.

        Section 2.25 State Takeover Statutes. The Board of Directors of Company has approved the Offer, the Merger, this Agreement and the Company Stockholder Agreements, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Company Stockholder Agreements and the transactions contemplated by this Agreement and the Company Stockholder Agreements, the provisions of Section 203 of the Delaware Law to the extent, if any, such Section is applicable to the Offer, the Merger, this Agreement and the Company Stockholder Agreements and the transactions contemplated by this Agreement and the Company Stockholder Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, this Agreement and the Company Stockholder Agreements or the transactions contemplated by this Agreement and the Company Stockholder Agreements.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent contained in the section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties, as follows:

        Section 3.01 Organization and Qualification; Subsidiaries. (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

               (b) Parent has no material subsidiaries except for the corporations identified in the Parent SEC Reports (as hereinafter defined). Neither Parent nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Parent nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity other than the entities identified in the Parent SEC Reports and Parent's limited partnership or limited liability company interests in venture capital funds. Neither Parent nor any of its subsidiaries directly or indirectly owns, beneficially or of record, any shares of Company Common Stock or other equity interest in Company other than pursuant to this Agreement.

        Section 3.02 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended and in effect as of the date of this Agreement (together, the "PARENT CHARTER DOCUMENTS") and the equivalent organizational documents of Merger Sub. Such Parent Charter Documents and equivalent organizational documents of Merger Sub are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and Merger Sub is not in violation of its equivalent organizational documents except where the violation of the equivalent organizational documents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 3.03 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 8,000,000 shares of preferred stock, $0.001 par value per share ("PARENT PREFERRED STOCK"). As of the close of business on February 15, 2001, (i) 87,560,149 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued or outstanding; (iii) 2,986,243 shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iv) 3,136,164 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (v) 15,952,269 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock, and (vi) 222,681 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding warrants. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights, right of first refusal, or any similar rights. The shares of Parent Common Stock to be issued pursuant to the Offer and the Merger will be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all Encumbrances, except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

        Section 3.04 Authority Relative to this Agreement. Each of Parent and/or Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and/or Merger Sub and the consummation by Parent and/or Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and/or Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and/or Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the legal and binding obligations of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors' rights and the exercise by courts of equitable powers.

        Section 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement will not, (i) conflict with or violate the Parent Charter Documents or Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in
Section 3.05(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which they or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or Merger Sub's rights or alter the rights or obligations of any third party against or to Parent or Merger Sub under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material mortgage, Contract, permit, franchise or other obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

               (b) The execution and delivery of this Agreement by Parent and/or Merger Sub do not, and the performance of this Agreement by Parent and/or Merger Sub shall not, require Parent or Merger Sub to obtain or make any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or third party except (i) pursuant to applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or (B) would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement.

        Section 3.06 SEC Filings; Financial Statements. (a) Parent has made available to Company (through reference to documents filed with the SEC by EDGAR or otherwise) a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 1997 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents (other than preliminary material) required to be filed by Parent with the SEC since December 31, 1997. The Parent SEC Reports (A) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

               (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-Q of the Exchange
Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        Section 3.07 No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities disclosed or provided for in Parent's unaudited financial statements and related notes thereto as of and for the nine-month period ended September 30, 2000 as set forth in the Parent SEC Reports or in the related notes or (ii) liabilities incurred since September 30, 2000 in the ordinary course of business.

        Section 3.08 Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the Parent Schedule, since September 30, 2000, there has not been any: (i) Material Adverse Effect on Parent, (ii) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (v) material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (vi) any sale of assets of Parent other than in the ordinary course of business.

        Section 3.09 Absence of Litigation. As of the date hereof, there are no claims, suits, actions or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or that could otherwise reasonably be expected to have a Material Adverse Effect on Parent.

        Section 3.10 Operations and Assets of Merger Sub. Merger Sub was formed solely for the purpose of the Offer and the Merger and engaging in the Transaction and has no material assets or liabilities, and will have no material assets or liabilities, except as necessary for such purpose. Merger Sub has not engaged, and will not engage, in any other business or activity of any kind or type whatsoever and has conducted and will conduct its operations only as contemplated hereby.

        Section 3.11 Taxes. Each of Parent and its subsidiaries has filed all Tax Returns required to be filed by each of them (except such Tax Returns that are not, individually or in the aggregate, material to them, taken as a whole) and has paid (or Parent has paid on behalf of its subsidiaries), or has established an adequate reserve for the payment of, all Taxes required to be paid with respect to such Tax Returns, whether or not shown to be due thereon.

        Section 3.12 Reorganization. Neither Parent, Merger Sub nor any of their affiliates has taken, failed to take or agreed to take any action or knows of any fact, circumstance, plan or intention that is or would be reasonably likely to prevent the Transaction from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 3.13 Brokers. Other than fees owed to Parent's financial advisors, Merrill Lynch & Co., Parent and Merger Sub have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV
                                 INTERIM CONDUCT

        Section 4.01 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which consent, or refusal to grant consent, shall not unreasonably be delayed), carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present officers and employees, and
(iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations occurring outside the ordinary course of business.

        In addition, without the prior written consent of Parent (which consent, or refusal to grant consent, shall not unreasonably be delayed), except as permitted or required by this Agreement and except as provided in Section 4.01 of the Company Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation (except as permitted by Section 4.01(f) hereof), whether payable in cash or stock;

               (c) Except as contemplated by this Agreement, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses granted to end-users in the ordinary course of business and consistent with past practice and nonexclusive distribution, value added reseller and other commercial agreements entered into in the ordinary course of business consistent with past practices; provided that in no event shall Company (i) license on an exclusive basis or sell any Company Intellectual Property, or (ii) enter into any agreement (w) containing pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practices, (x) requiring Company to use its "best efforts", (y) requiring Company to purchase or provide a minimum amount of products or services with aggregate commitments over the life of all such contracts in excess of $2,500,000, or (z) limiting the right of Company to engage in any line of business or to compete with any person;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

               (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Company with employees hired after the date hereof);

               (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof, and (y) the granting of stock options in the ordinary course of business to employees who are not officers in amounts and with vesting schedules (except that no such option grant shall provide for acceleration upon the consummation of the Offer, the Merger or any other change in control of Company or

Parent) which are consistent with past practices in an amount not to exceed 100,000 shares in the aggregate.

               (g) Cause, permit or submit to a vote of Company's stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

               (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or purchase any equity interest in any of the foregoing or enter into any joint ventures;

               (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition (other than through licensing unless permitted by Section 4.01(c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

               (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital in the ordinary course of business consistent with past practice, provided, that Company may enter into or undertake any of the foregoing transactions to the extent that the aggregate amount of all such liabilities, commitments or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) shall not exceed $100,000;

               (k) Adopt or amend any Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with newly hired employees who are not officers and who are terminable "at will"); pay any special bonus or special remuneration to any director or employee (cash, equity or otherwise); or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

               (l) (i) Pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements in the ordinary course of business consistent with past practices, or (ii) knowingly or intentionally waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

               (m) Modify, amend or terminate any Company Contract (except expirations or failures to renew such contracts in accordance with their terms and except for those modifications, amendments or terminations of Company Contracts in the ordinary course and that, in the case of any such amendments or modifications, that would otherwise be permitted under this Section 4.01 if entered into as a new contract) or waive, delay the exercise of, release or assign any material rights or claims thereunder;

               (n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

               (o) Incur or enter into any agreement, contract, commitment or arrangement or series of related agreements, contracts, commitments or arrangements requiring Company or any of its subsidiaries to pay in excess of $250,000 outside of the ordinary course of business consistent with past practices, which payments shall not exceed $1,000,000 in the aggregate;

               (p) Except as set forth in Section 4.01(p) of the Company Schedule or as permitted by Section 4.01(t) or as required pursuant to the terms of any Company Contract, make any individual or series of related payment outside of the ordinary course of business consistent with past practices in excess of $250,000, which payments shall not exceed $1,000,000 in the aggregate.

               (q) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes;

               (r) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement other than to the extent permitted by Section 5.03(b);

               (s) hire any employee except for employees who are not officers and are hired on an "at-will" basis in the ordinary course of business consistent with past practices and have an annual compensation not in excess of $100,000;

               (t) other than fees payable to Credit Suisse First Boston Corporation pursuant to the engagement letter referred to in Section 2.17 hereof, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $250,000 in the aggregate; or

               (u) Agree in writing or otherwise to take any of the actions described in Section 4.01(a) through (t) above.

        Section 4.02 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing (which consent, or refusal to grant consent, shall not unreasonably be delayed), carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations.

        In addition, without the prior written consent of Company (such consent, or refusal to grant consent, shall not unreasonably be delayed), except as permitted or required by this Agreement and except as provided in Section 4.02 of the Parent Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, Parent shall not do any of the following:

               (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property( in respect of any capital stock of Parent; provided, that Parent shall not be prohibited from effecting any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to any capital stock of Parent;

               (b) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

               (c) Cause, permit or submit to a vote of Parent stockholders any amendments to the Parent Charter Documents;

               (d) Acquire any company that has a class of securities registered under Section 12(b) or 12(g) of the Exchange Act; or

               (e) Agree in writing or otherwise to take any of the actions described in Section 4.02(a) through (d) above.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        Section 5.01 Stockholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus. (a) If approval of Company's stockholders is required by applicable law in order to consummate the Merger other than pursuant to Section 253 of Delaware Law, following the acceptance for exchange of Shares pursuant to the Offer, Parent and Company shall, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare and Company shall file with the SEC the Company Proxy Statement and Parent and Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "POST-EFFECTIVE

AMENDMENT") for the offer and sale of the Parent Stock pursuant to the Merger and in which the Company Proxy Statement will be included as a prospectus. Each of Company and Parent shall use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Offer and the Merger and Company shall furnish all information concerning Company and the holders of capital stock of Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or with respect to the Company Proxy Statement will be made by Company, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.

               (a) If approval of Company's stockholders is required by applicable law in order to consummate the Merger, Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of considering the approval and adoption of this Agreement and (with the consent of Parent) such other matters as may in the reasonable judgment of Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. The Post-Effective Amendment and the Proxy Statement shall include the opinion of Credit Suisse First Boston Corporation referred to in Section 2.20 and, subject to Company's right, pursuant to Section 5.03(b) hereof, to withhold, withdraw, modify, change or fail to make the Recommendations, the Board of Directors of Company shall include in the Post-Effective Amendment and the Company Proxy Statement the Recommendations as such Recommendations pertain to the Merger and this Agreement. Unless the Board of Directors of Company shall have withheld, withdrawn, modified, changed or failed to make its Recommendations in compliance with Section 5.03(b), Company shall use its reasonable best efforts to take all actions necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to effect the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this
Section 5.01 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined below).

               (b) Notwithstanding the foregoing clauses (a) and (b) above, if Merger Sub shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions (including actions referred to in clause (a) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of Company, in accordance with Section 253 of Delaware Law.

        Section 5.02 Regulatory Filings. (a) Promptly after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.02. In addition, Company and Parent each shall each use all reasonable efforts to obtain early termination of any waiting period under the HSR Act and Company and Parent shall each promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

               (b) Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under
Section 5.01 and this Section 5.02 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement the Registration Statement, the Post-Effective Amendment, the Company Proxy Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company and/or Parent, such amendment or supplement.

        Section 5.03 No Solicitation. (a) From the date hereof until the Appointment Time or termination of this Agreement in accordance with Article VII hereof, whichever is earlier, neither Company nor any of its subsidiaries shall, nor shall Company or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives retained by any of them to, directly or indirectly, (i) solicit, initiate or knowingly take any action to assist, facilitate, induce or encourage the making, submission or announcement of, any Acquisition Proposal (as defined below), (ii) engage or participate in any discussions or negotiations regarding, or knowingly furnish any information relating to Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of Company or any of its subsidiaries to any person that has made, or knowingly take any other action to assist or facilitate any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal,
(iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

               (b) Notwithstanding the foregoing, prior to the Appointment Time the Board of Directors of Company, directly or indirectly through advisors, agents or other intermediaries, may (i) subject to Company's compliance with
Section 5.03(a), engage or participate in discussions or negotiations with any third party that has made (and not withdrawn) a bona fide Acquisition Proposal that the Board of Directors of Company concludes in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, (ii) furnish to such third party nonpublic information relating to Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement, and/or (iii) following receipt of such an Acquisition Proposal, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its Recommendations and approve, endorse or recommend such Acquisition Proposal; provided, that in each case (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.03 in connection with such Acquisition Proposal or person making such Acquisition Proposal, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal such action is required for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under Delaware Law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into any such discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.03 by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.03 by Company. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight (8) hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Proposal and (ii) provide Parent with at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to approve, endorse or recommend a Superior Proposal to its stockholders and together with such notice a copy of the proposed form of agreement, letter of intent or other definitive document containing the terms and conditions of such Superior Proposal. Company shall not be entitled to enter into any letter of intent or similar document or any agreement, contract or commitment (other than a confidentiality agreement as permitted by this Section 5.03(b)) contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated by its terms pursuant to Section 7.01(d) and Company has paid all amounts due to Parent pursuant to Section 8.03. This Section 5.03(b) shall not prohibit Company's Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, (ii) complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, (iii) making any disclosure to Company's stockholders that is required by law, or (iv) taking any action ordered to be taken by Company by any court of competent jurisdiction.

               (c) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.03, Company as promptly as reasonably practicable, and in any event within twenty-four (24) hours, shall advise Parent orally and in writing of any request for nonpublic information which Company reasonably believes would lead to an Acquisition Proposal, of any Acquisition Proposal, or of any inquiry with respect to or which Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

               For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide, written Acquisition Proposal not received in violation of Section 5.03(a) for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of Company determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to Company's stockholders than as provided hereunder; provided, however, that any such proposal shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the good faith judgment of Company's Board of Directors to be obtained by such third party on a timely basis. An Acquisition Proposal shall not be precluded from constituting a "Superior Proposal" solely as a result of such Acquisition Proposal being conditioned upon the completion of due diligence.

               For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal by a third party (other than Parent, Merger Sub, or any affiliate thereof) relating to: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the consolidated assets of Company; or (C) any liquidation or dissolution of Company.

        Section 5.04 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

        Section 5.05 Voting of Shares. Parent and Merger Sub agree to vote all Shares acquired in the Offer or otherwise beneficially owned by them or any of their subsidiaries in favor of approval and adoption of this Agreement at the Company Stockholder Meeting or pursuant to Section 253 of Delaware Law on the terms and subject to the conditions set forth in this Agreement.

        Section 5.06 Registration Statement. Parent shall promptly prepare and file with the SEC under the Securities Act the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities laws in connection with the issuance of Parent Common Stock in the Merger. Parent shall include as exhibits to the Registration Statement substantially identical opinions of Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation (the opinion of each firm to be addressed to such firm's respective client), in form and substance reasonably satisfactory to Parent and to Company confirming the accuracy of that section of the Registration Statement titled "Material Federal Income Tax Consequences."

        Section 5.07 Confidentiality; Access to Information. (a) The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, dated as of January 17, 2001 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

               (b) Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request, including without limitation copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. Parent will afford Company and its accountant, counsel and other representatives reasonable access during normal business hours to the properties, book, records and personnel of Parent during the period prior to the Effective Time to obtain information concerning the business of Parent as reasonably required by Company, provided, however that in no event shall Parent be required to provide any information with respect to forecasts and any other forward-looking information, any working papers of accountants, any information regarding personnel or any other information the provision of which would cause undue disruption the Parent's business or would be deemed to be competitively sensitive. No information or knowledge obtained by either party in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer and the Merger.

        Section 5.08 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, Company shall have withheld, withdrawn, modified, changed or failed to make its Recommendations in compliance with Section 5.03(b). The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

        Section 5.09 Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Annex I (if they remain applicable) and Article VI to be satisfied,
(ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. If any state takeover statute is or may become applicable to the Offer, the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and use reasonable efforts to take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

               (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby,
(iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I (if they remain applicable) or Article VI would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I (if they remain applicable) or Article VI would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 5.10 Disclosure Documents. (a) Neither the Schedule 14D-9 nor the Company Proxy Statement, nor any of the information supplied or to be supplied by Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Offer Documents, the Registration Statement or the Post-Effective Amendment will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 and the Company Proxy Statement will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representations or warranty is made by Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

               (b) Neither the Offer Documents nor the Registration Statement nor the Post-Effective Amendment, nor any of the information supplied or to be supplied by Parent or its subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents and the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any such documents based on information supplied by Company for inclusion or incorporation by reference therein.

        Section 5.11  Stock Options; ESPP.

               (a) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") under the Company Option Plans, whether or not vested, shall by virtue of the Merger and without any action on the part of

Company, Parent or any holder of Company Stock Option, be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement, except to the extent otherwise provided for in any plan or agreement applicable to such Company Stock Options and disclosed on
Section 2.03 or 2.18 of the Company Schedule), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options. It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.11 shall be applied consistent with such intent in accordance with Section 424 of the Code. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Stock Options on the terms set forth in this Section 5.11(a).

               (b) ESPP. Prior to the Effective Time, outstanding purchase rights under Company's ESPP shall be exercised in accordance with the terms of the ESPP. With respect to each share of Company Common Stock purchased pursuant to the ESPP, such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to ESPP participants. Company shall terminate the ESPP effective at or prior to the Closing.

        Section 5.12 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable (and in any event within 10 business days) after the Effective Time.

        Section 5.13 Nasdaq Listing. Parent agrees to cause the listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Offer and Merger, subject to official notice of issuance.

        Section 5.14 Indemnification. (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between Company and its directors or officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and (ii) any indemnification provision under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of Company, unless such modification is required by law.

               (b) For a period of six (6) years after the Effective Time, Parent will either (i) cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any year in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium), or (ii) Parent may purchase directors' and officers' liability tail coverage on terms comparable to those applicable to the current directors and officers of Company covering all periods prior to the Effective Time.

               (c) This Section 5.14 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

        Section 5.15 Company Affiliate Agreements. Set forth in Section 5.15 of the Company Schedule is a complete and accurate list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, on or as promptly as practicable following the date hereof, from each Company Affiliate that has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

        Section 5.16 Termination of Certain Company Plans. Effective as of the day immediately preceding the Effective Time, Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to Company, no later than three business days prior to the Effective Time, Company shall provide Parent with evidence that such plans, programs or arrangements have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. Company also shall take such other actions in furtherance of terminating such plans, programs or arrangements as Parent may reasonably require.

        Section 5.17 Tax Matters. Each of Parent, Merger Sub and Company agrees that it will not engage in any action, or fail to take any action, and will cause its respective subsidiaries not to engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Transaction to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Agreement. Each of Parent, Merger Sub and Company agrees to provide customary and appropriate representations to Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Cooley Godward LLP in support of their tax opinions referred to in Section 5.06 and Annex I, as mutually agreed upon by the parties' counsel.

        Section 5.18 No Rights Plan Amendment. Prior to the earlier of the termination of this Agreement or the Closing, Company and its Board of Directors shall not amend or modify or take any other action with regard to the Company Rights Plan in any manner or take another action so as to (i) render the Company Rights Plan inapplicable to any transaction(s) other than the Offer, the Merger and other transactions contemplated by this Agreement and the Company Stockholder Agreements, or (ii) permit any person or group (other than Parent, Merger Sub or any of their affiliates) who would otherwise be an Acquiring Person (as defined in the Company Rights Plan) not to be an Acquiring Person, or
(iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event does not occur as promptly as practicable by reason of the execution of any agreement or transaction other than this Agreement and the Company Stockholder Agreements and the Offer, the Merger and the agreements and transactions contemplated hereby and thereby, or (iv) except as specifically contemplated by this Agreement, otherwise affect the rights of holders of Rights.

        Section 5.19 Employee Benefits. (a) From and after the Effective Time, the Surviving Corporation and its subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between Company or any of its subsidiaries and any current or former executive officer or director of Company or any of its subsidiaries, which agreements are described on Section 5.19 of the Company Schedule, subject to any modifications thereto agreed to by any such officers or directors with the Surviving Corporation, including the Severance Agreement Amendments.

               (b) In addition to honoring the agreements referred to in Section
5.19 of the Company Schedule, Parent will cause the Surviving Corporation to provide the benefits (including health benefits, severance policies and general employment policies and procedures) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Parent and its subsidiaries as of the date hereof, provided, however, that such insurance carriers, outsider providers or the like are able to provide such benefits on terms reasonably acceptable to Parent, and provided, further, that nothing in this Section 5.19(b) shall prevent the Surviving Corporation or any of its subsidiaries from making any change required by applicable law, and provided, further, that it shall not result in any duplication of benefits.

               (c) To the extent permitted under applicable law, each employee of Company or its subsidiaries shall be given credit for all service with Company or its subsidiaries (or service credited by Company or its subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation (other than sabbatical benefits, for which employees of Company or its subsidiaries will not receive any such past service credit) in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided, however, that no service credit for benefit accrual purposes shall be provided under any defined benefit pension plan or in any other circumstance that would result in duplicative accrual of benefits, and provided, further, that such insurance carriers, outsider providers or the like are able to honor such commitments on terms reasonably acceptable to Parent.

        Section 5.20 Action by Board of Directors. Prior to the Appointment Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Stock Options held by Company Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Offer or the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (a "COMPANY INSIDER").

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Company:

               (a) If required by Delaware Law, this Agreement shall have been approved and adopted by the requisite vote under Delaware Law and the Company Charter Documents by the stockholders of Company;

               (b) Merger Sub shall have accepted for exchange and exchanged all of the Shares tendered pursuant to the Offer;

               (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

               (d) the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

               (e) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance, or shall be exempt from such requirement under then applicable laws, regulations and rules of The Nasdaq Stock Market, Inc.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

        Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned (notwithstanding the requisite approval of the stockholders of Company):

               (a) at any time prior to the Effective Time, by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

               (b) at any time prior to the Effective Time, by either Company or Parent, if:

                          (i) the Offer shall have expired or been terminated in
accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer, provided that Parent and Merger Sub shall not be permitted to terminate this Agreement pursuant to this
Section 7.01(b)(i) if the Offer is terminated or expires without Shares having been accepted for exchange as a result of a breach by Parent or Merger Sub of this Agreement;

                          (ii) the Offer has not been consummated on or before
June 30, 2001 (the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

                          (iii) there shall be any applicable law or regulation
that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

               (c) at any time prior to the Appointment Time, by Parent if a Triggering Event shall have occurred;

               (d) at any time prior to the Appointment Time, by Company, prior to acceptance for payment of Shares in the Offer, to enter into a letter of intent or similar document or any agreement, contract or commitment with respect to an Acquisition Proposal, provided that,

(i) Company is not in breach of its obligations under this Section 7.01(d) and under Section 5.03 hereof and continues to comply with all such obligations in all respects, (ii) the Board of Directors of Company has authorized, subject to complying with the terms of this Agreement, Company to enter into a definitive written agreement for a transaction that constitutes a Superior Proposal, (iii) Company notifies Parent in writing that Company has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, attaching the most current version of such agreement to such notice,
(iv) Parent does not make, within five (5) business days after receipt of Company's written notice of its intention to enter into a definitive agreement for a Superior Proposal, any offer that the Board of Directors of Company in good faith determines, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company's stockholders as such Superior Proposal, (v) during such period Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (vi) prior to Company's termination pursuant to this Section 7.01(d), Company pays to Parent the termination fee required by Section 8.03, and (vii) immediately following such termination Company enters into a definitive agreement to effect the Superior Proposal.

               (e) at any time prior to the Appointment Time, by Company, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Material Adverse Effect on Parent; provided, that if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then Company may not terminate this Agreement pursuant to this Section 7.01(e) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Company to Parent of such untruth or inaccuracy or breach, or (ii) Parent ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Parent continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Company may not terminate this Agreement pursuant to this
Section 7.01(e) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period); or

               (f) at any time prior to the Appointment Time, by Parent, upon a material breach of any covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that Merger Sub would not have been required to accept for exchange any Shares tendered pursuant to the Offer by virtue of clause (b) or (c) of the seventh condition of Annex I hereto if the expiration of the Offer had occurred on such date, provided, that if such untruth or inaccuracy in Company's representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.01(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to Company of such untruth or inaccuracy or breach, or (ii) Company ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Company continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.01(f) if such untruth or inaccuracy or breach by Company is cured during such thirty-day period).

               For purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall have approved or recommended to Company stockholders any Acquisition Proposal other than the Offer and the Merger, (ii) the Board of Directors of Company or any committee thereof shall for any reason have withheld, withdrawn, modified or changed in a manner adverse to Parent, or failed to make, its Recommendations; (iii) Company shall have failed to include in the Offer Documents, the Schedule 14D-9 or the Post-Effective Amendment the Recommendations; (iv) the Board of Directors of Company shall have failed to reaffirm the Recommendations within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement and during the pendency of an Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment (other than a confidentiality agreement as permitted by Section 5.03(b)) accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to 15% or more of the Shares shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer or (vii) Company shall have breached any of the terms of Section 5.03 of this Agreement in any material aspect.

        The party desiring to terminate this Agreement pursuant to this Section
7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to the other party.

        Section 7.02 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.01 will be effective immediately upon (or in the case of termination pursuant to Section 7.01(e) or 7.01(f), on the date specified therein) the delivery of written notice thereof by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.02, Section
7.03 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 7.03  Fees and Expenses.

               (a) General. Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys'

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

and accountants fees and expenses, incurred in connection with the printing and filing (with the SEC) of the Offer Documents, Schedule 14D-9, Registration Statement, Post-Effective Amendment and Company Proxy Statement (including any preliminary materials related thereto and including the financial statements included therein and exhibits thereto) and any amendments or supplements thereto and any fees required to be paid under the HSR Act.

               (b) Company Payments.

                          (i) Company shall pay to Parent in immediately
available funds an amount in cash equal to $15,000,000 (the "TERMINATION FEE")
(A) within one (1) business day after demand by Parent if this Agreement is terminated by Parent pursuant to Section 7.01(c) and (B) prior to any termination of this Agreement by Company pursuant to Section 7.01(d).

                          (ii) Company shall pay Parent in immediately available
funds, within one (1) business day after demand by Parent, an amount in cash equal to the Termination Fee, if this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.01(b)(i) or (ii) prior to which no Triggering Event has occurred, if (A) if following the date hereof and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known and shall not have been unconditionally and publicly withdrawn prior to the date that is one (1) business day prior to the date of any such termination by Parent or that is five
(5) business days prior to the date of any such termination by Company, and (B) within nine (9) months following such termination of this Agreement, either (1) a Company Acquisition (as defined below) is consummated, or (2) Company enters into a definitive agreement or binding letter of intent providing for a Company Acquisition and such Company Acquisition is later consummated.

                          (iii) Company acknowledges that the agreements
contained in this Section 7.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.03(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.03(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.03(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.03(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

        For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or a parent entity following such transaction, (ii) a sale or other disposition by Company of a business or assets representing 50% or more of the consolidated net revenues, net income or assets of Company immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

        Section 7.04 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

        Section 7.05 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        Section 8.01 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered pursuant to Article VI or Annex I hereto shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

        Section 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                          (i) if to Parent or Merger Sub, to:

                      Sybase, Inc.
                      6475 Christie Avenue
                      Emeryville, CA  94608
                      Attention: John Chen
                                 Chairman, Chief Executive Officer and President
                      Telecopy No.: (510) 922-3210

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, CA 94304
                      Attention:    Larry W. Sonsini, Esq.
                      Telecopy No:  (650) 493-6811

                      and a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower, Suite 3300
                      San Francisco, CA 94105
                      Attention:    Michael J. Kennedy, Esq.
                                    Michael S. Dorf, Esq.
                      Telecopy No.: (415) 947-2099

                      if to Company, to:
                      New Era of Networks, Inc.
                      One Greenwood Plaza
                      6550 S. Greenwood Plaza Blvd.
                      Englewood, CO  80111
                      Attention:    George F. Adam
                                    Chief Executive Officer
                      Telecopy No.: (303) 694-3885

                      with a copy to:
                      Cooley Godward LLP
                      380 Interlocken Crescent, Suite 900
                      Broomfield, CO  80021-8023
                      Attention:    James H. Carroll, Esq.
                                    Michael L. Platt, Esq.
                      Telecopy No.: (720) 566-4099

        Section 8.03 Interpretation. (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

               (b) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

               (c) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter.

               (d) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume in and of itself; or (ii) any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity); or (iii) any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from the public announcement or pendency of the transactions contemplated hereby (including, without limitation, cancellations of or delays in customer orders, reductions in sales, or disruptions or losses of existing or prospective customer, distributor, supplier, partner or similar relationships), other than the loss of employees or litigation.

        Section 8.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        Section 8.05 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood, however, that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except with respect to the Indemnified Parties under Section 5.14, are not intended to confer upon any other person any rights or remedies hereunder.

        Section 8.06 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 8.07 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        Section 8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        Section 8.09 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.



         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                  SYBASE, INC.


                                  By:    /s/ John S. Chen
                                  ---------------------------------------------

                                  Name:  John S. Chen
                                  Title: President, Chief Executive Officer and Chairman of the Board



                                  NEEL ACQUISITION CORP.


                                  By:    /s/ Daniel R. Carl
                                  ---------------------------------------------

                                  Name:  Daniel R. Carl
                                  Title: Secretary



                                  NEW ERA OF NETWORKS, INC.


                                  By:    /s/ George F. Adam
                                  ---------------------------------------------

                                  Name:  George F. Adam
                                  Title: Chief Executive Officer and Chairman of
                                         the Board





                      [SIGNATURE PAGE TO MERGER AGREEMENT]

                                                                         ANNEX I


                             CONDITIONS TO THE OFFER


        Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Parent Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.01), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated, (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on Nasdaq, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of The Nasdaq Stock Market, Inc., (5) Parent shall not have received (including the receipt and subsequent recission of) an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to Parent and to Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that, although there is limited authority, the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
(6) Company shall not have received (including the receipt and subsequent rescission of) an opinion of Cooley Godward LLP in form and substance reasonably satisfactory to Parent and to Company, on the basis of customary facts, representations and assumptions set forth in such opinion, to the effect that, although there is limited authority, the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation, renders such opinion to Company, or (7) at any time on or after the date of this Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist and are continuing:

               (a) there shall have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, or there shall be pending any action, suit or proceeding by any Governmental Entity against Parent, Company, Merger Sub or any of their respective subsidiaries, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to (i) prohibit, or make illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger, (ii) render Merger Sub unable to accept for payment or pay for some or all of the Shares, (iii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to Company's stockholders, (iv) prohibit or impose any material limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or Company's businesses or assets, (v) compel Parent or its affiliates to dispose of or hold separate any portion of the business or assets of Company or Parent and their respective subsidiaries which would be material in the context of Company and its subsidiaries taken as a whole, (vi) oblige Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Agreement or (vii) otherwise constitute a Material Adverse Effect on Company or, as a result of the transactions contemplated by the Agreement, Parent.

               (b) Company shall have materially breached any of its covenants, obligations or agreements under this Agreement; or

               (c) the representations and warranties of Company contained in this Agreement (i) shall not have been true and correct in all material respects as of the date of this Agreement and (ii) shall not be true and correct in all respects on and as of the date of the expiration of the Offer with the same force and effect as if made or as of such date, except, with respect to clause
(ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.03, 2.07(b), 2.15, 2.17, 2.20, 2.21, 2.22 and 2.25, each of which individually shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the date of the expiration of the Offer, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect and materiality qualifications and limitations set forth in the preceding clause
(A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

               (d) any Severance Agreement Amendment or the Rights Plan Amendment shall fail to be in full force and effect.

               (e) the Merger Agreement shall have been terminated in accordance with its terms.

               The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of this Agreement, be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


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